Exhibit 99.1

MYND ANALYTICS ANNOUNCES UPLISTING TO NASDAQ AND PRICING OF $8.79m UNDERWRITTEN OFFERING

MISSION VIEJO, California, July 14, 2017 (GLOBE NEWSWIRE) — MYnd Analytics, Inc. (NASDAQ:MYND), a predictive analytics company which brings objective physical findings to psychiatric treatment in order to reduce trial and error prescribing, announced today the pricing of its firm commitment underwritten public offering of 1,675,000 shares of its common stock and accompanying warrants to purchase up to 1,675,000 shares of its common stock, at a combined public offering price of $5.25 per share and accompanying warrant, for a total offering size of $8,793,750. The warrants will be immediately exercisable for one share of common stock at an exercise price of $5.25 per share, subject to adjustments, and will expire five years after the issuance date. The shares of common stock and warrants can only be purchased together in the offering but will be immediately separable upon issuance. All of the shares of common stock and warrants in the offering are being sold by MYnd Analytics, Inc. The common stock and warrants have been approved for listing on The NASDAQ Capital Market and will begin trading thereon under the symbols "MYND" and "MYNDW", respectively, at the opening of trading on Friday, July 14, 2017.

In addition, MYnd has granted the underwriters of the offering a 45-day option to purchase up to an additional 251,250 shares of common stock and/or warrants at the public offering price less the underwriting discount, solely to cover over-allotments, if any. The offering is expected to close on Wednesday, July 19, 2017, subject to customary closing conditions.

Maxim Group LLC and Aegis Capital Corp. are acting as joint book-running managers, and R.F. Lafferty & Co., Inc. is acting as co-manager for the offering.

MYnd expects to receive net proceeds from the offering, after deducting underwriting discounts and commissions and other expenses payable by it, of approximately $7.75 million.

The shares are being offered pursuant to a registration statement on Form S-1, as amended, previously filed with the Securities and Exchange Commission (SEC). A preliminary prospectus related to the offering was filed with the SEC on June 30, 2017. The final prospectus will be filed with the SEC. When available, copies of the final prospectus relating to this offering may also be obtained by contacting Maxim Group LLC, 405 Lexington Ave., New York, NY, 10174; Attn: Prospectus Department, or by Telephone: (800) 724-0761; or Email: syndicates@maximgrp.com, or by accessing the SEC's website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall qualification there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or under the securities laws of any such jurisdiction.

About MYnd Analytics, Inc.

MYnd Analytics, Inc. (www.myndanalytics.com) is a predictive analytics company that has developed a decision support tool to help physicians reduce trial and error treatment in mental health and provide more personalized care to patients. The Company’s Psychiatric EEG Evaluation Registry, or PEER Online, is a registry and reporting platform that allows medical professionals to exchange treatment outcome data for patients referenced to objective neurophysiology data obtained through a standard electroencephalogram (EEG). Based on the Company’s original physician-developed database, there are now more than 38,000 outcomes for over 10,000 unique patients in the PEER registry. The goal of PEER Online is to provide objective, personalized data to assist physicians in the selection of appropriate medications.

To read more about the benefits of this patented technology for patients, physicians and payers, please visit www.myndanalytics.com.

Forward-Looking Statements

This press release contains forward-looking statements, including those relating to the use of proceeds from the sale of common stock and the expected closing of the offering. Forward-looking statements are generally statements that are not historical facts, and can be identified by the words "anticipate," "believe," "estimate," "expect," "intend," "goal," "may," "might," "plan," "predict," "project," "target," "potential," "will," "would," "could," "should," "continue," and similar expressions. Forward-looking statements are based on management's current plans, estimates, assumptions and projections, and speak only as of the date they are made. Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond our control. Actual results or outcomes may differ materially from those implied by the forward-looking statements as a result of the impact of a number of factors. These risks and uncertainties include, without limitation, our ability to successfully complete the offering, the volatility of our stock price may prevent shares purchased in the offering from being resold at or above the price paid for them, purchasers of shares in the offering will suffer immediate and substantial dilution, we may use the proceeds from the offering in ways that may not enhance our operating results or the market price of our ordinary shares, and other risks and uncertainties which are discussed in more detail in our Annual Report on Form 10-K for the year ended September 30, 2016, filed on December 22, 2016, and our other reports filed with the Securities and Exchange Commission.

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Contact:

Contact:

Stan Wunderlich

Investor Relations

CFSG1

800-625-2236

info@cfsg1.com

www.launchpadir.net